Guardant Health announces positive results from pivotal ECLIPSE study evaluating a blood test for the detection of colorectal cancer
•The test demonstrated 83% sensitivity for the detection of colorectal cancer with specificity of 90%
•Results pave the way for first potential FDA-approved and Medicare-reimbursed blood test for colorectal cancer screening
•The company will host a webcast and conference call to discuss the results today at 5:00 p.m. ET, 2:00 p.m. PT
PALO ALTO, Calif., December 15, 2022 — Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, announced today positive results from ECLIPSE (Evaluation of ctDNA LUNAR Assay In an Average Patient Screening Episode), an over 20,000 patient registrational study evaluating the performance of its blood test for detecting colorectal cancer (CRC) in average-risk adults.
The test demonstrated 83% sensitivity in detecting individuals with CRC. Specificity was 90% in both individuals without advanced neoplasia and in those who had a negative colonoscopy result. This test also demonstrated 13% sensitivity in detecting advanced adenomas. Based on these study results, Guardant Health plans to complete its premarket approval submission to the U.S. Food and Drug Administration (FDA) in the first quarter of 2023. These results exceed the performance criteria set forth by the Centers for Medicare & Medicaid Services (CMS) for reimbursement.1
In this study, two configurations of a multimodal blood-based screening test were evaluated independently - a cell-free DNA (cfDNA)-only test and a cfDNA test with protein biomarkers. The announced results were derived from the cfDNA-only test, which outperformed the cfDNA test with protein biomarkers.
In addition to the strong clinical performance, blood-based screening has been shown to significantly enhance adherence to CRC screening in a real-world setting. Among the initial 8,000 individuals for whom the test was ordered during a routine visit with their physician, 90% completed the test.2 This is in stark contrast with adherence rates ranging from 43%3 to 66%4 for other non-invasive stool tests. Screening rates remain stagnant and well below the Centers for Disease Control and Prevention’s goal of 80%.5 By providing accurate and convenient screening via a simple blood draw, the company’s blood-based screening test has the potential to significantly improve screening rates and help save lives.
“Over 49 million eligible people in the U.S. remain unscreened for colorectal cancer. We are confident that a high-sensitivity blood test can play a critical role in improving screening adherence rates by offering an accurate and convenient blood test to those reluctant to get screened,” said AmirAli Talasaz, Guardant Health co-CEO. “These results demonstrate, for the first time, that a blood test can indeed achieve high-sensitivity detection for colorectal cancer, a disease that was thought to be difficult to detect in blood. And as groundbreaking as these results are, colorectal cancer is just the beginning. Fueled by this success, we will expand this test to detecting many other cancer types, including lung cancer, the leading cause of death from cancer.”
“Colorectal cancer is curable if detected early, but rates of adherence to screening remain too low with current screening options. There is a significant unmet need for a convenient, highly accurate screening test to improve these rates,” said Daniel Chung, MD gastroenterologist at Massachusetts General Hospital. “The topline results from ECLIPSE are very encouraging and support the use of a blood-based test as a screening option that has the potential to dramatically improve colorectal cancer screening rates by overcoming barriers associated with current testing methods.”
Investor Call
Company management will be webcasting a corresponding conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. Live audio of the webcast will be available on the “Investors” section of the company website at: www.guardanthealth.com. The webcast will be archived and available for replay after the event.
About ECLIPSE
ECLIPSE is a prospective registrational study to evaluate the performance of Guardant Health’s blood test in detecting signs of CRC compared to a screening colonoscopy in average-risk adults between the ages of 45 and 84 from across the U.S.
For more information about the ECLIPSE study (NCT04136002), visit www.clinicaltrials.gov. Full study data will be submitted to a peer-reviewed publication.
ECLIPSE diverse study representation
Designed to reflect a diverse population of the U.S., the ECLIPSE study included more than 200 clinical trial sites in rural and urban communities across 34 states. Study data includes 13% Black, 15% Hispanic and 7% Asian American populations. Enrollment among Black Americans was above average for a clinical trial, which is important given the disproportionate impact of CRC on the black community.6

Adherence to CRC screening is particularly poor among medically underserved populations, including those with low income and racial and ethnic minority populations. Only 59% of individuals age 50 and older who are Hispanic and 65% of individuals who are Black/African American are up to date with recommended screenings, compared to 68% of individuals who are white.7
ECLIPSE study locations included community hospitals, private clinics, gastroenterology clinics and academic medical centers. In addition, numerous strategies were implemented to increase representation from underserved communities that have lower CRC screening rates, including mobile phlebotomy, transportation/rideshare assistance and language translation services.
About Guardant Health Blood-based Tests in Multi-cancer Screening
The multi-cancer test aims to detect early-stage cancer where there is a clinical benefit from early detection and treatment. In January 2022, Guardant Health initiated the SHIELD LUNG study, a prospective, observational, multi-center basket study designed to enroll individuals undergoing cancer screening across multiple cancer types. The first cohort, or basket, will enroll nearly 10,000 individuals eligible for lung cancer screening and aims to evaluate the performance of the test to detect lung cancer in high-risk individuals ages 50-80. The study is anticipated to run in approximately 100 centers in the United States and Europe. Additional information about the study is available at clinicaltrials.gov (NCT05117840).
About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantOMNI® tests for advanced stage cancer patients, and Guardant Reveal™ for early-stage cancer patients. The Guardant Health screening portfolio, including the Shield™ test, aims to address the needs of individuals eligible for cancer screening. For more information, visit guardanthealth.com and follow the company on LinkedIn and Twitter.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding registrational study results that have not yet been reviewed or approved by the U.S. Food and Drug Administration, the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2021 and in its other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
References
1.Centers for Medicare & Medicaid Services. Screening for Colorectal Cancer – Blood-Based Biomarker Tests (CAG-00454N). CMS.gov website. Accessed December 14, 2022. https://www.cms.gov/medicare-coverage-database/view/ncacal-decision-memo.aspx?proposed=N&NCAId=299.
2.Based on internal data derived from the company’s Shield test.
3.Cancer Prevention Research. Impact of Patient Adherence to Stool-Based Colorectal Cancer Screening and Colonoscopy Following a Positive Test on Clinical Outcomes. https://aacrjournals.org/cancerpreventionresearch/article/14/9/845/666815/Impact-of-Patient-Adherence-to-Stool-Based.
4.Journal of Clinical Oncology. Cross-sectional adherence with the multitarget stool DNA test for colorectal cancer screening in a large, national study of insured patients. https://ascopubs.org/doi/abs/10.1200/JCO.2021.39.3_suppl.27.
5.Centers for Disease Control and Prevention. The Health and Economic Benefits of Colorectal Interventions. https://www.cdc.gov/chronicdisease/programs-impact/pop/colorectal-cancer.htm. Accessed November 28, 2022.

6.U.S. Food & Drug Administration. 2020 Drug Trials Snapshots Summary Report. FDA.gov website. https://www.fda.gov/drugs/drug-approvals-and-databases/drug-trials-snapshots. Accessed December 1, 2022.
7.Colorectal Cancer Facts & Figures. American Cancer Society. 2020-2022. https://www.cancer.org/content/dam/cancer-org/research/cancer-facts-and-statistics/colorectal-cancer-facts-and-figures/colorectal-cancer-facts-and-figures-2020-2022.pdf. Accessed December 14, 2022.
Investor Contact:
Alex Kleban
investors@guardanthealth.com
+1 657-254-5417

Media Contact:
Michele Rest
press@guardanthealth.com
+1 215-910-2138
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